Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated March 12, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PU38

Principal Amount (in Specified Currency): $200,000,000
TMCC may increase the Principal Amount prior to the Original
Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: March 12, 2008

Original Issue Date: March 17, 2008

Stated Maturity Date: March 19, 2009

Initial Interest Rate: The Prime Rate on March 17, 2008 minus 2.79%

Interest Payment Period: Quarterly

Interest Payment Dates: June 19, 2008, September 19, 2008,
			December 19, 2008 and March 19, 2009

Net Proceeds to Issuer: $199,980,000

Agent's Discount or Commission: 0.01%

Agent: Citigroup Global Markets Inc.

Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note
	Fixed Interest Rate:
	Fixed Rate Commencement Date:
[ ] Other Floating Rate Note (see attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page:
	[X] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If 7052:
	[ ] Week
	[ ] Month

Spread (+/-): -2.79%

Spread Multiplier: Not Applicable

Index Maturity: Daily

Index Currency: U.S. Dollars

Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Initial Interest Reset Date: March 18, 2008

Interest Rate Reset Period: Daily

Interest Reset Dates: Each Business Day

Interest Determination Date: The same Business Day as the related
			     Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[X] Following
	[ ] Modified Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL TERMS OF THE NOTES

Interest

Notwithstanding anything contained in this Pricing Supplement or the Prospectus Supplement to the contrary, the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).